Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference  in this Registration Statement on Form F-3 of our report dated April 12, 2019 relating to the consolidated financial statements and financial statement schedule of Huami Corporation, its subsidiaries, its consolidated variable interest entities (the “VIEs”) and its VIEs’ subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the  adoption of Accounting Standards Codification 606 and the translation of Renminbi amounts into United States dollar amounts) appearing in the Annual Report on Form 20-F of Huami Corporation for the year ended December 31, 2018.

We also consent to the reference to us under the “Experts” in such Prospectus, which is part of this Registration Statement.

/s/Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 23, 2019